EXHIBIT 10.50

Intelligent robotics for the global economy.

September 2, 2008

John Dulchinos

Dear John,

On behalf of Adept Technology, Inc., I am pleased to offer you the position of President and Chief Executive Officer, and Assistant Secretary reporting to the Adept Board of Directors as of September 3, 2008, subject to approval of the Board of Directors. Your bi-weekly rate of base salary for this full-time position will be $10,962, which when annualized is $285,000.

In addition to your base salary compensation, you will be eligible to receive incentives in the form of restricted stock and cash pursuant to, and subject to the terms of, the Adept Technology, Inc. 2009 Executive and Senior Management Payment Plan, which incentives currently contemplate a total value of $142,500 at plan for FY09. You shall continue to be subject to the company’s policies and practices with respect to vacation and employee benefits. You will not be eligible for any other consideration payable to directors for service as a member of the Board of Directors.

Subject to approval by the Board of Directors you will receive the grant of 100,000 options for shares of stock. The option exercise price will be set at the fair market price as of the grant date and the shares will vest over a period of 48 months from the date of grant linearly at 1/48th of the total number of shares per month so long as you remain an employee of the company.

Adept Technology and you agree that your employment with Adept can be terminated “at will” by either party at any time, with or without notice, and for any reason, with or without cause. This provision for at-will employment may not be modified by anyone on behalf of Adept Technology except pursuant to a writing signed by an authorized officer of the Company.

You will at all times comply with and be subject to such policies and procedures as the Adept Technology may establish from time to time for the company’s executive employees, including, without limitation, expense reimbursement policies which require submission of expenses and approval by the Chairman of the Board or Lead Independent Director for reimbursement, the terms of the Adept Proprietary Agreement and Code of Business Conduct as adopted by Adept Technology as amended from time to time.

This offer letter supersedes all prior agreements, understandings or representations between you and Adept Technology with respect to the terms and conditions of employment.

To indicate your acceptance of this offer, please return one original of this signed offer letter and the original signed Adept Proprietary Agreement no later than 5 p.m. (PDT) on Tuesday, September 2, 2008.

Adept Technology, Inc.      —      3011 Triad Drive      —       Livermore, CA 94551      —      Tel 925.245.3400      —      www.adept.com

John, it is a pleasure to welcome you to your new executive role at Adept Technology. Your many years of service have uniquely qualified you to assume this leadership role of the corporation. The Board of Directors looks forward to supporting your success in your new role.

Sincerely,

/s/ Michael P. Kelly
Michael P. Kelly
Chairman of the Board

I have read, understand, and accept the offer of employment as stated above:

/s/ John Dulchinos	9/2/2008
Signature	Date of Signature

9/3/08
Proposed Start Date